Exhibit 99.1

American States Water Company Announces
First Quarter 2024 Results
•2024 first quarter recorded (and adjusted) earnings were $0.62 per share, compared to 2023 first quarter recorded earnings of $0.93 per share. Adjusted earnings for 2023 first quarter were $0.60 per share excluding:

◦$0.38 per share related to the full year of 2022 because of receiving a proposed decision in the water utility general rate case, and

◦$0.05 per share recorded as revenues subject to refund that were subsequently reversed in June 2023 upon receiving the final decision in the cost of capital proceeding.

•AWR’s contracted services subsidiary began operating the water and wastewater utility systems at two new military bases during April 2024

San Dimas, California, May 7, 2024…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.62 for the quarter ended March 31, 2024, as compared to basic and fully diluted earnings per share of $0.93 for the quarter ended March 31, 2023, a decrease of $0.31 per share that reflects the recording in the first quarter of 2023: (i) the impact of the water general rate case at AWR’s regulated water utility segment, Golden State Water Company (“GSWC”), including retroactive rates related to the full year of 2022 of $0.38, and (ii) approximately a $0.05 per share loss resulting from the impact of estimated revenues subject to refund as a result of GSWC’s pending cost of capital proceeding at that time. The $0.05 per share was subsequently reversed in June 2023 upon receiving the final decision in the cost of capital proceeding that made all adjustments to rates prospective. Excluding these items from the three months ended March 31, 2023 results, adjusted consolidated diluted earnings were $0.60 per share, compared to recorded consolidated diluted earnings of $0.62 per share for the three months ended March 31, 2024, an adjusted increase of $0.02 per share for 2024.

First Quarter 2024 Results

The table below sets forth a comparison of the first quarter 2024 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2023.

	Diluted Earnings per Share
	Three Months Ended
	3/31/2024	3/31/2023	CHANGE
Water	$0.48	$0.74	$(0.26)
Electric	0.05	0.06	(0.01)
Contracted services	0.13	0.15	(0.02)
AWR (parent)	(0.03)	(0.02)	(0.01)
Consolidated fully diluted earnings per share, as recorded (GAAP)	0.62	0.93	(0.31)
Adjustments to GAAP measure:
Impact of retroactive rates related to the full year of 2022 from the proposed decision in the water general rate case*	—	(0.38)	0.38
Impact of estimated revenues subject to refund recorded in 2023*	—	0.05	(0.05)
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$0.62	$0.60	$0.02
Water diluted earnings per share, as adjusted (Non-GAAP)*	$0.48	$0.41	$0.07

Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

* All adjustments to 2023's recorded diluted earnings per share relate to the water segment. The water segment’s adjusted earnings for 2023 exclude both the impact of the water general rate case proposed decision that included retroactive rates related to the full year of 2022, and the impact of lower revenues due to the recording of estimates related to revenues subject to refund shown separately in the table above. Lower revenues were recorded during the three months ended March 31, 2023 related to an estimate of revenues subject to refund recorded at that time from the pending cost of capital proceeding that were subsequently reversed in June 2023 upon receiving the final decision in this proceeding that made all adjustments to rates prospective.

Water Segment:
For the three months ended March 31, 2024, recorded diluted earnings from the water utility segment were $0.48 per share, as compared to $0.74 per share for the same period in 2023, a decrease of $0.26 per share. Excluding the impact of the water general rate case including retroactive rates related to the full 2022 year of $0.38 per share and the impact of approximately $0.05 per share resulting from revenues subject to refund related to the pending cost of capital proceeding at the time, adjusted diluted earnings for the first quarter of 2023 at the water segment were $0.41 per share, as compared to adjusted and recorded earnings of $0.48 per share for the first quarter of 2024, an adjusted increase at the water segment of $0.07 per share, or a 17.1% increase, due largely to the following items:

•An increase in water operating revenues of approximately $5.2 million was largely as a result of the third-year rate increases related to the three months ended March 31, 2024. The increase in water revenues during the first quarter of 2024 represents the difference from the third-year rate increases compared to the estimated second-year rate increases recorded during the three months ended March 31, 2023 as a result of receiving a proposed decision in the water general rate case at that time.

•An increase in water supply costs of $511,000, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs is primarily related to an increase in customer water usage and an increase in overall actual supply costs in 2024. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $862,000 (excluding supply costs) due primarily to increases in (i) overall labor costs and other employee-related benefits, (ii) administrative and general expenses resulting largely from higher outside-services costs and insurance costs, and (iii) property taxes; partially offset by decreases in the timing of other operation and maintenance expenses.

•An increase in interest expenses (net of interest income) of $1.6 million resulting primarily from an overall increase in interest rates, as well as an overall increase in total borrowing levels to support, among other things, the capital expenditure programs at GSWC, partially offset by higher interest income earned on regulatory assets bearing interest at the current 90-day commercial-paper rate, which increased compared to 2023’s rates, as well as an increase in the level of regulatory assets recorded.

•An overall increase in other income (net of other expenses) of $704,000 due primarily to an increase of $440,000 in the gains generated on investments held to fund one of the Company’s retirement plans for the three months ended March 31, 2024 compared to the same period in 2023, due to financial market conditions.

•Changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the three months ended March 31, 2024 as compared to the same period in 2023 that favorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

Electric Segment:
Diluted earnings from the electric utility segment decreased $0.01 per share for the three months ended March 31, 2024 as compared to the same period in 2023, largely resulting from not having new rates while awaiting the processing of the pending electric general rate case that will set new rates for 2023 – 2026, while also experiencing continued increases in overall operating expenses and interest costs. When a decision is issued in the electric general rate case, new rates are expected to be retroactive to January 1, 2023 and cumulative adjustments will be recorded at that time.

Contracted Services Segment:
Diluted earnings from the contracted services segment decreased $0.02 per share for the three months ended March 31, 2024 when compared to the same period in 2023, due to a decrease in construction activity largely resulting from the timing difference of when construction work was performed in 2024 as compared to the same period in 2023 and an overall increase in operating expenses, partially offset by an increase in management fee revenue resulting from the resolution of various economic price adjustments.
After completing successful transitions, in April 2024 the contracted services segment began operating the water and wastewater utility systems at Naval Air Station Patuxent River in Maryland under a 50-year privatization contract with the U.S. government, and at Joint Base Cape Cod in Massachusetts under a 15-year contract with the U.S. government. The contracted services segment is expected to contribute $0.50 to $0.54 per share for the full 2024 year.
AWR (Parent):
For the first quarter of 2024, diluted losses from AWR (parent) increased by $0.01 per share compared to the same period in 2023 due primarily to an increase in interest expense resulting from higher short-term interest rates and higher borrowings under AWR’s revolving credit facility.

Dividends
On May 6, 2024, AWR’s Board of Directors approved a second quarter dividend of $0.43 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on June 3, 2024 to shareholders of record at the close of business on May 20, 2024. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 69 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s quarterly dividend rate has grown at a compound annual growth rate (“CAGR”) of 9.4% over the last five calendar years. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. The impact of the water general rate case proposed decision and the retroactive rates related to the full year 2022 recorded during the three months ended March 31, 2023, and the impact from the estimates of revenues subject to refund recorded during the three months ended March 31, 2023 have been excluded in this analysis when communicating AWR’s consolidated and the water segment results for the three months ended March 31, 2024 and 2023 to help facilitate comparisons of AWR’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Wednesday, May 8. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning May 8, 2024 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 15, 2024.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,200 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

The company has achieved an 8.1% compound annual growth rate in its calendar year dividend payments from 2013 – 2023.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	March 31, 2024	December 31, 2023
Assets
Net Property, Plant and Equipment	$1,933,694	$1,892,280
Goodwill	1,116	1,116
Other Property and Investments	44,896	42,932
Current Assets	205,091	205,978
Other Assets	108,099	103,816
Total Assets	$2,292,896	$2,246,122
Capitalization and Liabilities
Capitalization	$1,376,023	$1,351,664
Current Liabilities	178,577	166,623
Other Credits	738,296	727,835
Total Capitalization and Liabilities	$2,292,896	$2,246,122

	Condensed Statements of Income (Unaudited)
	Three Months Ended March 31,
(in thousands, except per share amounts)	2024	2023

Operating Revenues
Water	$90,265	$112,712
Electric	12,205	12,904
Contracted services	32,781	35,807
Total operating revenues	135,251	161,423

Operating Expenses
Water purchased	13,761	14,304
Power purchased for pumping	2,832	2,354
Groundwater production assessment	4,854	3,833
Power purchased for resale	4,332	4,986
Supply cost balancing accounts	(608)	11,566
Other operation	9,623	10,116
Administrative and general	25,347	23,547
Depreciation and amortization	10,722	11,203
Maintenance	3,225	3,150
Property and other taxes	6,487	6,295
ASUS construction	15,702	18,904
Total operating expenses	96,277	110,258

Operating income	38,974	51,165

Other Income and Expenses
Interest expense	(12,855)	(9,481)
Interest income	2,070	1,864
Other, net	2,342	1,611
Total other income and (expenses), net	(8,443)	(6,006)

Income Before Income Tax Expense	30,531	45,159
Income tax expense	7,396	10,752
Net Income	$23,135	$34,407

Weighted average shares outstanding	37,030	36,968
Basic earnings per Common Share	$0.62	$0.93

Weighted average diluted shares	37,107	37,047
Fully diluted earnings per Common Share	$0.62	$0.93

Dividends paid per Common Share	$0.4300	$0.3975

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three months ended March 31, 2024 and 2023.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q1 2024	Q1 2023	Q1 2024	Q1 2023	Q1 2024	Q1 2023	Q1 2024	Q1 2023	Q1 2024	Q1 2023
Operating income (loss)	$29,167	$40,239	$3,141	$3,631	$6,667	$7,296	$(1)	$(1)	$38,974	$51,165
Other (income) and expenses, net	5,549	3,866	839	560	333	257	1,722	1,323	8,443	6,006
Income tax expense (benefit)	5,824	8,910	560	701	1,560	1,685	(548)	(544)	7,396	10,752
Net income (loss)	$17,794	$27,463	$1,742	$2,370	$4,774	$5,354	$(1,175)	$(780)	$23,135	$34,407
Weighted Average Number of Diluted Shares	37,107	37,047	37,107	37,047	37,107	37,047	37,107	37,047	37,107	37,047
Diluted earnings (loss) per share	$0.48	$0.74	$0.05	$0.06	$0.13	$0.15	$(0.03)	$(0.02)	$0.62	$0.93

Note: Certain amounts in the table above may not foot or crossfoot due to rounding.